GRANT THORNTON

Accountants and Business Advisors




April 4, 2005



Mr. Mark Ginsburg, Audit Committee Chairman
Mr. Edward Newman, Chief Executive Officer
    and Chairman of the Board of Directors
Xybernaut Corporation
12701 Fair Lakes Circle, Suite 500
Fairfax, VA  22033



Dear Mr. Ginsburg and Mr. Newman,

On Friday, April 1, 2005, Xybernaut Corporation filed a Form 8-K announcing the further delay of the filing of the December 31, 2004 Form 10-K and the engagement of independent counsel to assist the Audit Committee in its internal investigation of certain concerns that were brought to the attention of the Audit Committee. The Form 8-K states that these concerns relate to the internal control environment of the Company, the propriety of certain expenditures, the documentation of certain expenses of the chairman and CEO of the Company, the Company's transparency and public disclosure process, the accuracy of certain public disclosures, management's conduct in response to the investigation and the propriety of certain major transactions.

The nature of the items disclosed above and the uncertainties surrounding the results of the ongoing investigation cause Grant Thornton to question the accuracy and reliability of the Company's accounting and related disclosures provided in prior period financial statements. We request that the Company take action as necessary to prevent future reliance on our reports on the audit of the Company's financial statements for the years ended December 31, 2003 and 2002 and our reviews of the interim financial statements included in Form 10-Q reports for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003, March 31, 2004, June 30, 2004 and September 30, 2004.



GRANT THORNTON LLP

/s/ Grant Thornton LLP